United States securities and exchange commission logo





                     April 19, 2022

       Marcus Moeltner
       Chief Financial Officer
       RAYONIER ADVANCED MATERIALS INC.
       1301 Riverplace Boulevard
       Suite 2300
       Jacksonville, FL 32207

                                                        Re: RAYONIER ADVANCED
MATERIALS INC.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-36285

       Dear Mr. Moeltner:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing